UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2018

AQUANTIA CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38270	20-1199709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 E. Tasman Drive San Jose, California		95134
(Address of Principal Executive Offices)		(Zip Code)

(408) 228-8300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On January 12, 2018, Aquantia Corp. (the “Company” or “Aquantia”) appointed Pirooz Parvarandeh, age 57, as Chief Operating Officer of the Company, effective immediately.  Prior to joining Aquantia, Mr. Parvarandeh acted as a consultant to biotech, software and semiconductor industries since 2015.  Prior to that, Mr. Parvarandeh had a 27-year career at Maxim Integrated, a publicly-traded semiconductor company, in various positions of increasing authority, including most recently as Group President from 2005 to 2015 and Chief Technology Officer from 2010 until 2015.  Mr. Parvarandeh completed his Bachelor of Science and Master of Science degrees in Electrical Engineering at the California Institute of Technology and holds 28 issued and pending patents.

In connection with the appointment, Mr. Parvarandeh executed an offer letter, which provides that he will be employed by the Company on an “at will” basis and will receive, among other things: an initial annual base salary of $335,000; an annual cash bonus targeted at 50% of base salary, with actual bonus payments based on the achievement of corporate performance and individual performance objectives, as determined by the Compensation Committee of the Board of Directors; and, subject to the approval of the Board of Directors, 96,000 restricted stock units under the Company’s 2017 Equity Incentive Plan, which  will vest in 1/3rd tranches on each anniversary of the grant date, subject to Mr. Parvarandeh’s continuous service.

In addition, upon a termination without cause or for good reason within 18 months following a change in control of the Company, Mr. Parvarandeh will be entitled to a lump sum cash severance payment in an amount equal to 12-months of his then current base salary, acceleration on vesting of that portion of any outstanding and unvested equity awards that would have otherwise vested within 18 months following the date of termination, and COBRA premium payments for a period of up to 18 months following the date of termination..

The foregoing description of Mr. Parvarandeh’s employment terms is qualified in its entirety by reference to the full text of his offer letter, a copy of which is filed as Exhibit 10.1 attached hereto, and the terms of which are incorporated by reference herein.

In connection with his appointment, the Company has entered into its standard indemnification agreement with Mr. Parvarandeh, which requires the Company, under the circumstances and to the extent provided for therein, to indemnify Mr. Parvarandeh to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by either of them as a result of either of them being made a party to certain actions, suits, proceedings and other actions by reason of the fact that either of them is or was a director, officer, employee, consultant, agent or fiduciary of the Company.

Mr. Parvarandeh’s appointment as Chief Operating Officer was not made pursuant to any arrangement or understanding with any person, and Mr. Parvarandeh has not engaged in any transaction with the Company that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Departure of Senior Vice President, Engineering

On January 12, 2018, Mr. Ramin Shirani departed his position of Senior Vice President, Engineering of the Company.  Mr. Shirani continues to serve as a member of the Company’s Board of Directors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Offer Letter for Pirooz Parvarandeh

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

  AQUANTIA CORP.

Date:January 17, 2018

By: /s/ Faraj Aalaei

  Faraj Aalaei

 President and Chief Executive Officer